Exhibit 99.1

Microsoft announces addition to board and quarterly dividend

Dividend of $0.39 per share payable in June.

REDMOND, Wash. — March 14, 2017 — Microsoft Corp. on Tuesday announced the appointment of Reid Hoffman, co-founder of LinkedIn, to its board of directors effective immediately.

Microsoft also announced its board of directors declared a quarterly dividend of $0.39 per share. The dividend is payable June 8, 2017, to shareholders of record on May 18, 2017. The ex-dividend date will be May 16, 2017.

Hoffman, 49, has been with Greylock Partners, where he is currently a partner, for the past seven years. He co-founded LinkedIn in 2002, and before that he served as an executive vice president at PayPal. He currently serves on the boards of Edmodo, Convoy and Blockstream. In addition, he serves on several not-for-profit boards, including Wrapp and Kiva.org, and the chair of the West Coast advisory board for QuestBridge.

“We continually evaluate opportunities to bring fresh thinking and new perspectives to our board, and Reid’s appointment reflects that,” said John W. Thompson, Microsoft chairman. “His expertise will be a valuable addition.”

“I’ve long admired Reid’s ability to identify disruptive technologies and the passion we share for how digital platforms can create new opportunity for people around the world,” said Satya Nadella, CEO, Microsoft. “As a board member, Reid’s leadership and strategic perspective will help chart the future of our company as we aim to empower every person and every organization on the planet to achieve more.”

Adding Hoffman to the board increases Microsoft’s board to 12 members.

Hoffman will be appointed to the Regulatory and Public Policy Committee.

In addition to Hoffman, Microsoft’s board of directors consists of John W. Thompson, Microsoft independent chairman; William H. Gates, Microsoft founder and technology advisor; G. Mason Morfit, president, ValueAct Capital; Satya Nadella, chief executive officer, Microsoft; Charles H. Noski, former vice chairman of Bank of America Corp.; Sandra E. Peterson, executive vice president, Group Worldwide Chairman for Johnson & Johnson; Dr. Helmut Panke, former chairman of the board of management at BMW AG; Charles W. Scharf, former chief executive officer of Visa Inc.; John W. Stanton, chairman, Trilogy Equity Partners and Trilogy International Partners; Teri List-Stoll, executive vice president and chief financial officer of Gap Inc.; and Padmasree Warrior, chief development officer of NextEV, and chief executive officer of U.S. for NextEV

Microsoft (Nasdaq “MSFT” @microsoft) is the leading platform and productivity company for the mobile-first, cloud-first world, and its mission is to empower every person and every organization on the planet to achieve more.

For more information, financial analysts and investors only:

Investor Relations, Microsoft, (425) 706-4400

For more information, press only:

Microsoft Media Relations, WE Communications, (425) 638-7777, rrt@we-worldwide.com

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://news.microsoft.com. Web links titles were correct at time of publication, but may since have changed. Shareholder and financial information is available at http://www.microsoft.com/investor.